                                                                    EXHIBIT 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                              Three Months Ended June 30,   Six Months Ended June 30,
                                              ---------------------------   -------------------------
                                                   2006          2005           2006          2005
                                               -----------   -----------    -----------   -----------
Net earnings applicable to common
   shareholders, basic                         $   727,474   $   498,183    $ 1,290,737   $ 1,126,117
Add: Dividend to preferred shareholders                 --        21,600         96,410        43,200
Less: Change in fair value of warrants            (406,694)           --       (841,215)           --
                                               -----------   -----------    -----------   -----------
Net earnings, diluted                          $   320,780   $   519,783    $   545,932   $ 1,169,317
                                               ===========   ===========    ===========   ===========
Weighted average common shares
   outstanding, basic                           18,931,169    12,652,370     17,005,769    12,636,465
Common share equivalents relating to:
   Preferred stock                                      --     2,157,480      1,916,022     2,142,767
   Stock options                                   719,502       671,434        786,722       689,647
   Warrants                                        660,158     1,137,713        597,161     1,148,974
                                               -----------   -----------    -----------   -----------
Weighted average common shares outstanding      20,310,829    16,618,997     20,305,674    16,617,853
                                               ===========   ===========    ===========   ===========
Net earnings per share:
   Basic                                       $      0.04   $      0.04    $      0.08   $      0.09
   Diluted                                     $      0.02   $      0.03    $      0.03   $      0.07

Anti-dilutive preferred stock, stock
   options and warrants not included in the
   diluted earnings per share computations       1,955,272       450,000      1,988,270       375,000
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See notes to consolidated financial statements.